UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2015

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
On September 9, 2015, Apricus Biosciences, Inc. (“Apricus” or the “Company”), through its wholly-owned subsidiary NexMed (U.S.A.), Inc., entered into a License Agreement and Amendment (the “License Agreement”) with Warner Chilcott Company, LLC (“Warner Chilcott”), a wholly-owned subsidiary of Allergan plc (“Allergan”), under which Apricus licensed from Allergan the U.S. development and commercialization rights for Vitaros™ (the “Licensed Product”). Under the License Agreement, Apricus will be responsible for the development efforts in the United States for the Licensed Product.
The Licensed Product is a topical cream for the treatment of erectile dysfunction. As previously reported, on February 3, 2009, Warner Chilcott (as successor in interest to Warner Chilcott Company, Inc.) acquired the U.S. rights to the Licensed Product from Apricus pursuant to a license agreement and asset purchase agreement (as amended, the “2009 Agreements”). Since that time, the Licensed Product has been approved by the European health authorities and by Health Canada, and is currently being promoted by Apricus’ licensees throughout Europe. The License Agreement licenses back to Apricus the rights that were previously granted to Allergan under the 2009 Agreements, as well as amends certain provisions of the 2009 Agreements.

Under the terms of the License Agreement, Allergan granted Apricus exclusive rights to develop and commercialize the Licensed Product in the United States in exchange for a $1 million upfront payment and a future $1.5 million regulatory milestone payable to Allergan. Apricus shall deliver an option data package for the Licensed Product to Allergan shortly after Apricus files the New Drug Application (“NDA”) for the Licensed Product. Upon FDA approval of such NDA, Allergan shall have the right to elect to exercise a one-time opt-in right to assume all future commercialization activities in the United States. If Allergan exercises its opt-in right, Apricus may receive up to a total of $25 million in upfront and potential launch milestone payments, plus a double-digit royalty on net sales of the Licensed Product. If Allergan elects not to exercise its opt-in right, Apricus may commercialize the Licensed Product and in return will pay Allergan a double-digit royalty on net sales of the Licensed Product. Whether or not Allergan exercises its opt-in right, Allergan retains the right to launch a future authorized generic of the Licensed Product under a profit share structure with Apricus.

Generally, the commercializing party will be solely responsible for manufacturing and supplying the active pharmaceutical ingredient, drug substance and finished dosage form of any Licensed Product for commercialization in the United States, subject to Apricus providing Allergan transitional supply if Allergan exercises its opt-in right. If Apricus is the commercializing party and Allergan launches an authorized generic of the Licensed Product, Apricus has agreed to supply Allergan with such authorized generic.
The royalty term for the commercializing party for a Licensed Product will continue until the later of (i) fifteen years from the first commercial sale of such Licensed Product in the United States and (ii) the later of the expiration of the of the last valid claim of a patent covering such Licensed Product or the expiration or termination of regulatory exclusivity of the Licensed Product in the United States. The term of the License Agreement will continue until the expiration of the last-to-expire royalty term of a Licensed Product in the United States. After expiration of the royalty term for a Licensed Product, no further royalties will be payable in respect of sales of such Licensed Product, and the license granted to the commercializing party will become a non-exclusive, fully paid-up, royalty-free, perpetual and irrevocable license with respect to such Licensed Product in the United States. In addition, either party may terminate the License Agreement in the event of the other party’s uncured material breach. Further, Allergan may terminate the License Agreement if the Company ceases development of the Licensed Product, fails to obtain FDA approval of the Licensed Product by January 1, 2021 (subject to limited extension for regulatory reasons) or challenges any patent licensed to Apricus under the License Agreement.
The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, which the Company expects to file as an exhibit to its quarterly report on Form 10-Q for the three month period ending September 30, 2015. The 2009 Agreements were previously filed with the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2009.
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: September 14, 2015	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

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